As filed with the U.S. Securities and Exchange Commission on April 27, 2026

Registration No. 333-294117

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No. _____	☐
Post-Effective Amendment No. 2	☒

(Check appropriate box or boxes.)

Voya Retirement Insurance and Annuity Company

(Name of Insurance Company)

One Orange Way
Windsor, Connecticut 06095-4774

(Address of Insurance Company’s Principal Executive Offices) (Zip Code)

Telephone Number 1-800-262-3862

(Insurance Company’s Telephone Number, including Area Code)

Tamara Saverine

Vice President, Chief Counsel

Voya Retirement Insurance and Annuity Company

One Orange Way, Windsor, Connecticut 06095-4774

(Name and Address of Agent for Service)

Approximate date of commencement of proposed sale to the public: Continuously on and after the effective date of this registration statement.

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (the “Amendment”) to the Registration Statement on Form N-4 (File No 333-294117) of Voya Retirement Insurance and Annuity Company (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing two exhibits that were found to have errors that were filed with the prior post-effective amendment to the Registration Statement. Accordingly, the Amendment consists only of a facing page, this explanatory note, and a supplement to Part C setting forth Exhibits 27(o)(1) and 27(o)(2) to the Registration Statement. The Amendment does not modify any other part of the Registration Statement other than replacing Items 27(o)(1) and 27(o)(2) of Part C as set forth below. Pursuant to Rule 462(d) of the Securities Act, the Amendment shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

___________________________________

PART C

OTHER INFORMATION

Item 27. Exhibits

The following exhibits are filed as part of the Registration Statement:

27(o)(1)	Initial Summary Prospectus Contracts other than those in the Texas K-12 Market

27(o)(2)	Initial Summary Prospectus for Texas K-12 Market

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it meets all of the requirements for effectiveness of this registration statement under Rule 485(b) under the Securities Act and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on the 27th day of April 2026.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY
(Insurance Company)

/s/ Amelia J. Vaillancourt
Amelia J. Vaillancourt President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Amelia J. Vaillancourt*	Director and President
Amelia J. Vaillancourt	(Principal Executive Officer)

Tony D. Oh*	Senior Vice President and Chief Accounting Officer
Tony D. Oh	(Chief Accounting Officer)

William T. Bainbridge*	Director, Senior Vice President and Chief Financial Officer
William T. Bainbridge	(Chief Financial Officer)
April 27, 2026
Curtis J. Heaser*	Director
Curtis J. Heaser

Andrew J. Stocker*	Director
Andrew J. Stocker

Youssef A. Blal*	Director
Youssef A. Blal

Jay S. Kaduson*	Director
Jay S. Kaduson

Neha Jha*	Director
Neha Jha

By:	/s/ Tamara Saverine
Tamara Saverine
*Attorney-in-Fact

*	Executed by Tamara Saverine on behalf of those indicated pursuant to Powers of Attorney filed as an exhibit to this Registration Statement.

Exhibit Index

Exhibit No.	Exhibit

27(o)(1)	Initial Summary Prospectus Contracts other than those in the Texas K-12 Market

27(o)(2)	Initial Summary Prospectus for Texas K-12 Market